                                                                [CONFORMED COPY]




                                  $100,000,000


                                CREDIT AGREEMENT


                                  dated as of


                                  May 22, 1995



                                     among


                              Cisco Systems, Inc.,


                            The Banks Listed Herein,



   Bank of America National Trust and Savings Association, as Administrative
                                    Agent,

                   Morgan Guaranty Trust Company of New York,
                             as Documentation Agent


                                      and


    Bank of America National Trust and Savings Association, as Issuing Bank

                               TABLE OF CONTENTS


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                                                            ARTICLE 1

                                                           DEFINITIONS

             1.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             1.2   Accounting Terms and Determinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
             1.3.  Types of Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

                                                            ARTICLE 2

                                                           THE CREDITS

             2.1.  Commitments to Lend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
             2.2.  Notice of Committed Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
             2.3.  Money Market Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
             2.4.  Notice to Banks; Funding of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
             2.5.  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
             2.6.  Maturity of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
             2.7.  Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
             2.8.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             2.9.  Optional Termination or Reduction of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             2.10. Mandatory Termination of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
             2.11. Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
             2.12. General Provisions as to Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
             2.13. Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
             2.14. Computation of Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
             2.15. Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                                                            ARTICLE 3

                                                           CONDITIONS

             3.1.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
             3.2.  Credit Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

                                                            ARTICLE 4

                                                 REPRESENTATIONS AND WARRANTIES

             4.1.  Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
             4.2.  Corporate and Governmental Authorization; No Contravention . . . . . . . . . . . . . . . . . . . . . . .   33
             4.3.  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
             4.4.  Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34


                                       i
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
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             4.5.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
             4.6.  Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
             4.7.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
             4.8.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
             4.9.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
             4.10. Regulatory Restrictions on Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
             4.11. Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

                                                            ARTICLE 5

                                                            COVENANTS

             5.1.  Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
             5.2.  Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
             5.3.  Maintenance of Property; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
             5.4.  Conduct of Business and Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
             5.5.  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
             5.6.  Inspection of Property, Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
             5.7.  Mergers and Sales of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
             5.8.  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
             5.9.  Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
             5.10. Debt to Consolidated Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
             5.11. Quick Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
             5.12. Minimum Consolidated Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
             5.13. Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
             5.14. Ratings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

                                                            ARTICLE 6

                                                            DEFAULTS

             6.1.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
             6.2.  Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
             6.3.  Cash Cover . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

                                                            ARTICLE 7

                                                           THE AGENTS

             7.1.  Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
             7.2.  Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
             7.3.  Liability of Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
             7.4.  Reliance by Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
             7.5.  Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
             7.6.  Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
             7.7.  Indemnification of Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
             7.8.  Agents in Individual Capacities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49





                                       ii
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
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             7.9.  Successor Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

                                                            ARTICLE 8

                                                     CHANGE IN CIRCUMSTANCES

             8.1.  Basis for Determining Interest Rate Unfair . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
             8.2.  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
             8.3.  Increased Cost and Reduced Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
             8.4.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
             8.5.  Base Rate Loans Substituted for Affected Fixed Rate Loans  . . . . . . . . . . . . . . . . . . . . . . .   55
             8.6.  Substitution of Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

                                                            ARTICLE 9

                                                          MISCELLANEOUS

             9.1.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
             9.2.  No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
             9.3.  Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
             9.4.  Sharing of Set-Offs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
             9.5.  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
             9.6.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
             9.7.  Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
             9.8.  Governing Law; Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
             9.9.  Counterparts; Integration; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
             9.10  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
             9.11  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
             EXHIBIT A - Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             EXHIBIT B - Money Market Quote Request . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             EXHIBIT C - Invitation for Money Market Quotes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             EXHIBIT D - Money Market Quote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             EXHIBIT E - Opinion of Counsel for the Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             EXHIBIT F - Opinion of Special Counsel for the Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
             EXHIBIT G - Assignment and Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

             AGREEMENT dated as of May 22, 1995 among CISCO SYSTEMS, INC., the BANKS listed on the signature pages hereof, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Administrative Agent, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Documentation Agent and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Issuing Bank.

             The parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS


             SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

             "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

             "Adjusted London Interbank Offered Rate" has the meaning set forth in Section
                                    2.7(b).

             "Administrative Agent" means Bank of America National Trust and Savings Association, in its capacity as Administrative Agent for the Banks hereunder, and its successors in such capacity.

             "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

             "Affiliate" means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a "Controlling Person") or (ii) any Person (other than such Person or any of its Subsidiaries) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

             "Agent" means the Administrative Agent or the Documentation Agent, and "Agents" both of them.

             "Agent-Related Persons" means either Agent and any successor agent arising under Section 7.9, together with their respective Affiliates (including the Arrangers), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and affiliates.

             "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

             "Arrangers" means BA Securities, Inc. and J.P. Morgan Securities
Inc.

             "Assignee" has the meaning set forth in Section 9.6(c).

             "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

             "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors and shall include, as the context may require, the Issuing Bank in such capacity.

             "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Reference Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

             "Base Rate Loan" means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Committed Borrowing or pursuant to Article 8.

             "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

             "BofA" means Bank of America National Trust and Savings
Association.

             "Borrower" means Cisco Systems, Inc., a California corporation, and its successors.

             "Borrower's 1994 Form 10-K" means the Borrower's annual report on Form 10-K for July 31, 1994, as filed with the

Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

             "Borrower's Latest Form 10-Q" means the Borrower's quarterly report on Form 10-Q for the quarter ended January 29, 1995, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

             "Borrowing" has the meaning set forth in Section 1.3.

             "Closing Date" means the date (which must occur prior to June 30, 1995) on or after the Effective Date on which the Documentation Agent shall have received the documents specified in or pursuant to Section 3.1.

             "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.9.

             "Committed Loan" means a loan made by a Bank pursuant to Section
2.1.

             "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

             "Consolidated Interest Expense" means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period.

             "Consolidated Net Income" means, for any fiscal period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

             "Consolidated Operating Income" means, for any fiscal period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of Consolidated Interest Expense and income tax expense and minus, to the extent included in determining Consolidated Net Income for such period, interest and other income.

             "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

             "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to January 29, 1995 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

             "Credit Event" means the making of a Loan or the issuance of a Letter of Credit.

             "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable or accrued liabilities in respect of accrued expenses arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.9 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) any of the foregoing secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) any of the foregoing of others Guaranteed by such Person.

             "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

             "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

             "Documentation Agent" means Morgan Guaranty Trust Company of New York in its capacity as documentation agent for the Banks hereunder, and its successors in such capacity.

             "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized by law to close.

             "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

             "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.9.

             "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located and licensed in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

             "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

             "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

             "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London, England.

             "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

             "Euro-Dollar Loan" means a Committed Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Committed Borrowing.

             "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

             "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.7(b).

             "Event of Default" has the meaning set forth in Section 6.1.

             "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the

Federal Funds Rate for such day shall be the average rate quoted to Bank of America National Trust and Savings Association on such day on such transactions as determined by the Administrative Agent.

             "Fixed Rate Loans" means Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.1) or any combination of the foregoing.

             "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

             "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

             "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

             "Indemnified Liabilities" has the meaning set forth in Section 9.3(b).

             "Indemnitee" has the meaning set forth in Section 9.3(b).

             "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or

(b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sec 101, et seq.).

             "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (c) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

             (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

             (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             (2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

             (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             (3) with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter as the Borrower may elect in accordance with Section 2.3; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

             (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

             (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             (4) with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 14 days or more than 366 days) as the Borrower may elect in accordance with Section 2.3; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

             (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

             "Issuing Bank" means Bank of America National Trust and Savings Association, as issuer of a Letter of Credit.

             "Letter of Credit" means a standby letter of credit to be issued hereunder by the Issuing Bank.

             "Letter of Credit Liabilities" means, for any Bank and at any time, the sum of (x) the amounts then owing to such Bank (including in its capacity as the Issuing Bank) under Section 2.15 to reimburse it in respect of amounts drawn under Letters of Credit and (y) such Bank's ratable participation in the aggregate amount then available for drawing under all Letters of Credit, calculated in accordance with Section 2.15.

             "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.3.

             "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

             "Loan" means a Base Rate Loan, a Euro-Dollar Loan or a Money Market Loan and "Loans" means Base Rate Loans, Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

             "London Interbank Offered Rate" has the meaning set forth in
Section 2.7(b).

             "Material Adverse Effect" means (i) any material adverse effect upon the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Borrower to remain at all times in compliance with the requirements of this Agreement or (iii) a material adverse effect on the rights and remedies of the Agent and the Banks under this Agreement.

             "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $20,000,000.

             "Material Financial Obligations" means a principal or face amount of Debt and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $20,000,000.

             "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000.

             "Material Subsidiary" means at any time any Subsidiary which at such time is a "significant subsidiary" as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

             "Money Market Absolute Rate" has the meaning set forth in Section 2.3(d)(ii)(D).

             "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

             "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

             "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.1).

             "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

             "Money Market Margin" has the meaning set forth in Section 2.3(d)(ii)(C).

             "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

             "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

             "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

             "Notice of Borrowing" means a Notice of Committed Borrowing or a Notice of Money Market Borrowing.

             "Notice of Committed Borrowing" has the meaning set forth in
Section 2.2.

             "Notice of Issuance" has the meaning set forth in Section 2.15.

             "Notice of Money Market Borrowing" has the meaning set forth in
Section 2.3(f)).

             "Parent" means, with respect to any Bank, any Person controlling such Bank.

             "Participant" has the meaning set forth in Section 9.6(b).

             "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

             "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

             "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

             "Pricing Schedule" means the Schedule attached hereto identified as such.

             "Quick Ratio" means, at any date, the ratio of (i) Unrestricted Cash and Cash Equivalents and accounts receivable of the Borrower and its Consolidated Subsidiaries to (ii) the current liabilities of the Borrower and its Consolidated Subsidiaries, each determined on a consolidated basis as of such date.

             "Reference Banks" means the principal London offices of ABN AMRO Bank N.V., Bank of America National Trust and Savings Association and Morgan Guaranty Trust Company of New York or replacements thereof selected by the Administrative Agent and reasonably acceptable to the Borrower.

             "Reference Rate" means the rate of interest publicly announced by BofA in San Francisco, California from time to time as its "reference rate". Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change. (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

             "Refunding Borrowing" means a Committed Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Committed Loans made by any Bank.

             "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

             "Required Banks" means at any time Banks having at least 60% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 60% of the aggregate unpaid principal amount of the Loans or, if the Commitments shall have been terminated and the Notes shall have been repaid in full, having at least 60% of the aggregate outstanding Letter of Credit Liabilities.

             "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

             "Termination Date" means May 19, 1998, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

             "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

             "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

             "Unrestricted Cash and Cash Equivalents " means (i) cash, (ii) cash equivalents and (iii) marketable securities to be disposed within one year of the date of acquisition thereof (other than any such cash, cash equivalents and marketable securities subject to a Lien permitted by Section 5.9(a), (b) or (j).)

             SECTION 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, no change in generally accepted accounting principles shall affect the operation of any covenant if the Borrower notifies the Administrative Agent that the Borrower wishes to amend such covenant in Article 5 to eliminate such effect (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose) until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks. Until such notice is given or withdrawal is made, as the case may be, the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective.

             SECTION 1.3. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Fixed Rate Borrowing" is a Euro-Dollar Borrowing or a Money Market Borrowing (excluding any such Borrowing consisting of Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.1), and a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under
Section 2.3 in which the Bank participants are determined on the basis of their bids in accordance therewith).

                                   ARTICLE 2

                                  THE CREDITS


             SECTION 2.1. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time from the Closing Date to but excluding the Termination Date in amounts such that the sum of (i) the aggregate principal amount of Committed Loans by such Bank at any one time outstanding and (ii) the Letter of Credit Liabilities of such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time under this Section.

             SECTION 2.2. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent notice (a "Notice of Committed Borrowing") (x) not later than 9:00 A.M. (San Francisco, California time) on the date of each Base Rate Borrowing and (y) not later than 10:30 A.M. (San Francisco, California time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

             (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

        (ii)  the aggregate amount of such Borrowing;

       (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans; and

        (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Notwithstanding the foregoing, no more than 10 Euro-Dollar Borrowings shall be outstanding at any one time, and any Borrowing which would exceed such limitation shall be made as a Base Rate Borrowing.

             SECTION 2.3. Money Market Borrowings. (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.1, the Borrower may, at any time while Level I, II or III Status (each as defined in the Pricing Schedule) exists, request the Banks to make offers to make Money Market Loans to the Borrower in accordance with this Section. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

             (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 10:30 A.M. (San Francisco, California time) on (x) the fourth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

             (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

       (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,

       (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

       (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for up to three different Interest Periods in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Money Market Quote Request.

             (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

             (d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 1:00 P.M. (San Francisco, California time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (San Francisco, California time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than
(x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

             (ii) Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

             (A)  the proposed date of Borrowing,

             (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

             (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

             (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

             (E)  the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

             (iii)  Any Money Market Quote shall be disregarded if it:

             (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

             (B)  contains qualifying, conditional or similar language;

             (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

             (D)  arrives after the time set forth in subsection (d)(i).

             (e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

             (f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (San Francisco, California time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). The Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section. In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

             (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

       (ii) the aggregate principal amount of each Money Market Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

       (iii) acceptance of offers for any requested Interest Period may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

        (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

             (g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.

Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.


             (h) Notice by Administrative Agent. Promptly following each Money Market Borrowing, the Administrative Agent shall notify each Bank of (i) the ranges of bids submitted, (ii) the highest and lowest bids accepted for such Borrowing and (iii) the aggregate principal amount of the Loans included in such Borrowing.

             SECTION 2.4. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

             (b) Not later than 12:00 Noon (San Francisco, California time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in federal or other funds immediately available in San Francisco, California, to the Administrative Agent at its address referred to in Section
9.1. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

             (c) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b) of this Section, or remitted by the Borrower to the Administrative Agent as provided in Section 2.12, as the case may be.

             (d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the

Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

             SECTION 2.5. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

             (b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

             (c) Upon receipt of each Bank's Note pursuant to Section 3.1(a), the Documentation Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

             SECTION 2.6. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

             SECTION 2.7. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable in arrears for each Interest Period on the last day thereof. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

             (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable in arrears for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

             The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

             The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which deposits in United States dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro- Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

             "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in San Francisco, California with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

             (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to the Interest Period for such Loan or (ii) the sum of 2% plus the rate applicable to Base Rate Loans for such day.

             (d) Subject to Section 8.1, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with
Section 2.7(b) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. Such interest shall be payable in arrears for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

             (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

             (f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.1 shall apply.

             SECTION 2.8.  Fees.

             (a) Facility Fees. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably a facility fee as set forth in this paragraph at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue (i) from and including May 1, 1995 to but excluding the date of termination of the Commitments in their entirety, on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including such date of termination to but excluding the date the Loans and the Letter of Credit Liabilities shall be repaid in their entirety, on the sum of (x) the daily aggregate outstanding principal amount of the Loans and (y) the daily aggregate amount of the Letter of Credit Liabilities. Accrued fees under this subsection (a) shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and on the date of termination of the Commitments in their entirety (and, if later, the date the Loans and the Letter of Credit Liabilities shall be repaid in their entirety).

             (b) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably with respect to each Letter of Credit issued hereunder a letter of credit fee at the LC Fee Rate (determined daily in accordance with the Pricing Schedule) on the aggregate amount available for drawing under such Letter of Credit. Such letter of credit fee shall accrue from and including the date such Letter of Credit is issued to but excluding the date of termination thereof. The Borrower shall pay to the Issuing Bank with respect to each Letter of Credit issued hereunder a fronting fee in the amount agreed upon between the Borrower and the Issuing Bank. Accrued fees under this subsection (b) shall be payable in arrears on each March 31, June 30, September 30 and December 31 and, with respect to each Letter or Credit, on the date of termination of such Letter of Credit. The Borrower shall also pay to the Issuing Bank issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Bank.

             SECTION 2.9. Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans and no Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) the aggregate amount of Letter of Credit Liabilities.

             SECTION 2.10. Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

             SECTION 2.11. Optional Prepayments. (a) Subject in the case of any Euro-Dollar Borrowing to Section 2.13, the Borrower may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Base Rate Borrowing (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1) or upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

             (b) Except (i) as provided in subsection (a) above or (ii) with respect to any particular Money Market Loan, as agreed upon between the Bank making such Loan and the Borrower, the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

             (c) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

             SECTION 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans, and facility fees and letter of credit fees not later than 12:00 Noon (San Francisco, California time) on the date when due, in Federal or other funds immediately available in San Francisco, California, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

             (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

             SECTION 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Article 2, 6 or 8 otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.7(c), or if the Borrower fails to borrow or prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error; and provided further that the Borrower shall not be required to make any payment to any Bank pursuant to this Section 2.13 as a result of any prepayment of any Euro-Dollar Loan of such Bank made by the Borrower pursuant to Section 8.2 if such Bank shall not have complied with the provisions of the second sentence of Section 8.2.

             SECTION 2.14. Computation of Interest and Fees. Interest based on the Reference Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

             SECTION 2.15. Letters of Credit. (a) Subject to the terms and conditions hereof, the Issuing Bank agrees to issue letters of credit hereunder from time to time before the tenth day before the Termination Date upon the request of the Borrower (the "Letters of Credit"); provided that (i) each Letter of Credit shall be in an amount in excess of $10,000,000 and (ii) immediately after each Letter of Credit is issued, the aggregate amount of the Letter of Credit Liabilities plus the aggregate principal amount of all Loans outstanding at such time does not exceed the aggregate amount of the Commitments. The Issuing Bank shall be under no obligation to issue any Letter of Credit if: (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any requirement of law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or (y) the issuance of a Letter of Credit shall violate any applicable general policies of the Issuing Bank. Upon the date of issuance by the Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments.

             (b) The Borrower shall give the Issuing Bank notice (which, at the option of the Issuing Bank, may be in the form of a completed application for issuance or amendment, in form and substance acceptable to the Issuing Bank; provided that no term of such application shall be effective with respect to any Letter of Credit to the extent it is inconsistent with the terms of this Agreement or sets forth terms in addition to those set forth in this Agreement with respect to fees) at least five Domestic

Business Days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension or amendment of a Letter of Credit, a "Notice of Issuance"). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank of the amount of the Letter of Credit, its expiry date, and its issuance date. The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested. The extension or amendment (including a renewal) of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term of more than one year; provided that a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank; provided further that no Letter of Credit shall have a term extending or be so extendible beyond the tenth day before the Termination Date.

             (c) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing or of any drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the payment date. The Borrower shall be irrevocably and unconditionally obligated within three Domestic Business Days thereafter to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit. All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower within one Business Day thereafter shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day. In addition, each Bank will pay to the Administrative Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank's demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount equal to such Bank's ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the Issuing Bank's demand for such payment (or, if such demand is made after 9:00 A.M. (San Francisco, California time) on such date, from the next succeeding Domestic Business Day to the date of payment) by such Bank of such amount at a rate of interest per annum equal to the rate applicable to Base Rate Loans for such period. The Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit (including interest thereon, for each day from the date of the Issuing Bank's demand for such payment or, if such demand is made after 9:00 A.M. (San Francisco, California time) on such date, from the next succeeding Domestic Business Day) to the date of payment, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto. If the Administrative Agent or the Issuing Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Administrative Agent for the account of the Issuing Bank in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its pro rata share of any amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

             (d) The obligations of the Borrower and each Bank under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

                     (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

                 (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

                 (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a

             Letter of Credit (or any Person for whom the beneficiary may be acting);

                 (iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Banks (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

                  (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                 (vi) payment under a Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit, provided that the Issuing Bank's determination that documents presented under the Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of the Issuing Bank;

                (vii) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of the Borrower's or the Bank's obligations hereunder; or

                (vii) the occurrence or continuance of a Default or any event or condition which has had a Material Adverse Effect.

             (e) The Borrower hereby indemnifies and holds harmless each Bank (including the Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Bank or the Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with the failure of any other Bank to fulfill or comply with its obligations to such Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting
Bank)), and none of the Banks (including the Issuing Bank) nor the Administrative Agent, their respective affiliates nor any of their respective officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection
(d) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, (iv) any consequences arising from causes beyond the control of the Issuing Bank, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or
(y) the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

             (f) The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce ("UCP") most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to such Letter of Credit.

             (g) Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.


                                   ARTICLE 3

                                   CONDITIONS

             SECTION 3.1. Closing. The closing hereunder shall occur upon receipt by the Documentation Agent of the following documents, each dated the Closing Date unless otherwise indicated:

             (a) a duly executed Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.5;

             (b) an opinion of Fenwick & West, special counsel for the Borrower, substantially in the form of Exhibit E hereto;

             (c) an opinion of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

             (d) evidence satisfactory to the Documentation Agent that all fees payable by the Borrower to the Documentation Agent and the Administrative Agent, in the amounts previously agreed upon between the Borrower and each such Agent, shall have been paid in full; and

             (e) all documents the Documentation Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes and the transactions contemplated hereby, all in form and substance satisfactory to the Documentation Agent.

The Documentation Agent shall promptly notify the Borrower, the Banks and the Administrative Agent of the Closing Date, and such notice shall be conclusive and binding on all parties hereto. The Documentation Agent will forward to the Administrative Agent copies of all documents referred to in Section 3.1 promptly after the Closing Date.

             SECTION 3.2. Credit Events. The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of the Issuing Bank to issue a Letter of Credit on the occasion of any request therefor are each subject to the satisfaction of the following conditions:

             (a)  the fact that the Closing Date shall have occurred;

             (b) solely with respect to any Borrowing, receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or 2.3, as the case may be;

             (c) solely with respect to any issuance of a Letter of Credit, receipt by the Issuing Bank, with a copy to the Administrative Agent, of a Notice of Issuance as required by Section 2.15;

             (d) the fact that, immediately after such Credit Event, the aggregate outstanding principal amount of the Loans plus the aggregate Letters of Credit Liabilities will not exceed the aggregate amount of the Commitments;

             (e) the fact that, immediately before and after such Credit Event, no Default shall have occurred and be continuing; and

             (f) the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of a Refunding Borrowing, the representations and warranties set forth in Sections 4.4(c) and 4.5 as to any matter which has theretofore been disclosed in writing by the Borrower to the Banks) shall be true on and as of the date of such Credit Event.

Each Credit Event hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in clauses (d), (e) and (f) of this Section.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES


             The Borrower represents and warrants that:

             SECTION 4.1. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             SECTION 4.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

             SECTION 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

             SECTION 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of July 31, 1994 and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by Coopers & Lybrand and set forth in the Borrower's 1994 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

             (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of January 29, 1995 and the related unaudited consolidated statements of operations and cash flows for the six months then ended, set forth in the Borrower's Latest Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).

             (c) Since July 31, 1994 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

             SECTION 4.5. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

             SECTION 4.6. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

             SECTION 4.7. Environmental Matters. The Borrower has reasonably concluded that the liabilities and costs associated with the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses) could not reasonably be expected to have a Material Adverse Effect.

             SECTION 4.8. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

             SECTION 4.9. Subsidiaries. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             SECTION 4.10. Regulatory Restrictions on Borrowing. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

             SECTION 4.11. Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank, taken as a whole, will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.


                                   ARTICLE 5

                                   COVENANTS


             The Borrower agrees that, so long as any Bank has any Commitment hereunder, any amount payable under any Note remains unpaid or any Letter of Credit Liability is outstanding:

             SECTION 5.1. Information. The Borrower will deliver to the Administrative Agent for distribution to each of the Banks:

             (a) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Coopers & Lybrand or other independent public accountants of nationally recognized standing;

             (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

             (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections
    5.10 to 5.12, inclusive, on the date of such financial statements and (ii) stating whether any Default exists and is continuing on the date of such certificate and, if any Default then exists and is continuing, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

             (d) within five Domestic Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

             (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

             (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

             (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

             (h) promptly upon the Borrower's obtaining knowledge thereof, notice of each change in or withdrawal of the ratings of the Borrower's senior unsecured long-term debt securities by either Moody's Investors Service, Inc. and its successors or Standard & Poor's Ratings Group and its successors and all information relating to such change or withdrawal; and

             (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

             SECTION 5.2. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective obligations and liabilities in excess of $5,000,000 in any one case and in the aggregate in excess of $30,000,000 (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

             SECTION 5.3. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

             (b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

             SECTION 5.4. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Subsidiary to continue, to engage in business in the same industry as the industry which the business now conducted by the Borrower and its Subsidiaries is in, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.4 shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

             SECTION 5.5. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or
(ii) noncompliance could not reasonably be expected to have a Material Adverse Effect.

             SECTION 5.6. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during normal business hours and as often as may reasonably be desired, subject to the provisions of Section 9.11.

             SECTION 5.7.  Mergers and Sales of Assets.  The Borrower will not
(i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided that the Borrower may merge with another Person if (x) the Borrower is the corporation surviving such merger and (y) after giving effect to such merger, no Default shall have occurred and be continuing.

             SECTION 5.8. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for working capital and general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

             SECTION 5.9. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

             (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $170,000,000;

             (b) any Lien on any asset of or relating to the North Carolina and San Jose campuses (including without limitation cash and marketable securities) securing Debt in an aggregate principal or face amount not exceeding $135,000,000 incurred by the Borrower for the purpose of acquiring, developing and financing or constructing the North Carolina and San Jose campuses;

             (c) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

             (d) any Lien (other than any Lien described in clause (b) above) on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or leasing such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition or lease thereof;

             (e) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

             (f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

             (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the principal or face amount of such Debt is not increased and such Debt is not then secured by any additional assets;

             (h)  Liens arising in the ordinary course of its business which
    (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $75,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

             (i) Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $50,000,000; and

             (j) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal or face amount at any date not to exceed 5% of Consolidated Tangible Net Worth.

             SECTION 5.10. Debt to Consolidated Tangible Net Worth. Consolidated Debt will at no time exceed 100% of Consolidated Tangible Net Worth.

             SECTION 5.11. Quick Ratio. The Quick Ratio will at no time be less than 1.0 to 1.0.

             SECTION 5.12. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than an amount equal to the sum of (i) $814,000,000 plus (ii) an amount equal to 50% of Consolidated Net Income for each fiscal quarter of the Borrower ending after January 29, 1995 but prior to the date of determination, in each case, for which Consolidated Net Income is positive (but with no deduction on account of negative Consolidated Net Income for any fiscal quarter of the Borrower) plus
(iii) 100% of the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Board of Directors of the Borrower), received by the Borrower from the issuance and sale after the date hereof of any capital stock of the Borrower (other than the proceeds of any issuance and sale of any capital stock (x) to a Subsidiary of the Borrower or (y) which is required to be redeemed, or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise) or in connection with the conversion or exchange of any Debt of the Borrower into capital stock of the Borrower after January 29, 1995 minus (iv) an amount equal to the lesser of (x) $250,000,000 and (y) the aggregate amount paid by the Borrower for the repurchase of shares of its capital stock subsequent to January 29, 1995.

             SECTION 5.13. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate of the Borrower or such Subsidiary except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary or Affiliate than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit (i) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the Borrower from repurchasing shares of its capital stock from officers, directors, employees or consultants of the Borrower who received such shares as compensation.

             SECTION 5.14. Ratings. The Borrower has instructed S&P to disclose to any Bank or the Agent, upon request, any Private Rating assigned by S&P to the Borrower's senior unsecured long term debt securities. The Borrower will take all actions necessary or that the Agent or any Bank may request to ensure that such Rating will at all times be available to any Bank or the Agent, upon request.

                                   ARTICLE 6

                                    DEFAULTS


             SECTION 6.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

             (a) the Borrower shall fail to pay when due any principal of any Loan or any reimbursement obligation with respect to any drawing under any Letter of Credit or shall fail to pay within five days of the due date thereof any interest, any fees or any other amount payable hereunder;

             (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.7 and 5.8, 5.10 through 5.14, or any covenant contained in Section 5.9, solely with respect to Liens securing Debt or Derivative Obligations;

             (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause
    (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

             (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

             (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

             (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

             (g) the Borrower or any Material Subsidiary shall commence a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

             (h) an involuntary Insolvency Proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

             (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000;

             (j) judgments or orders for the payment of money, which individually or in the aggregate (net of applicable insurance for which the insurer has acknowledged coverage) shall exceed $25,000,000 shall be rendered against the Borrower or any Material Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 45 days; or

             (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower (other than as a result of death or disability);

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 60% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause 6.1(g) (other than a failure generally to pay debts as they become due, or the taking of any corporate action to authorize the same) or 6.1(h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

             SECTION 6.2. Notice of Default. The Administrative Agent shall give written notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

             SECTION 6.3. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Banks having more than 60% in aggregate amount of the Commitments (or, if the Commitments shall have been terminated, holding at least 60% of the Letter of Credit Liabilities), upon five days' notice, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements reasonably satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, provided that, upon the occurrence of any Event of Default specified in clause (g) or (h) of Section 6.1 with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Banks.


                                   ARTICLE 7

                                   THE AGENTS


             SECTION 7.1. Appointment and Authorization. (a) Each Bank hereby irrevocably (subject to Section 7.9) appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall either Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against either Agent.

             (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of

Credit as fully as if the term "Administrative Agent", as used in this Article, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

             SECTION 7.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

             SECTION 7.3. Liability of Agents. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate, or any officer thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or for any failure of the Borrower to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries or Affiliates.

             SECTION 7.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

             SECTION 7.5. Notice of Default. Each Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the account of the Banks, unless such Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default". Each Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be requested by the Required Banks in accordance with Article 6; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Banks.

             SECTION 7.6. Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by either Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent- Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by either Agent, such Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

             SECTION 7.7. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all obligations hereunder and the resignation or replacement of one or both Agents.

             SECTION 7.8. Agents in Individual Capacities. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though BofA and Morgan Guaranty Trust Company of New York ("Morgan") were not Agents hereunder and BofA were not the Issuing Bank and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that neither Agent shall be under any obligation to provide such information to them. With respect to its Loans, each of Morgan and BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent or the Issuing Bank, and the terms "Bank" and "Banks" include Morgan and BofA in their individual capacities.

             SECTION 7.9. Successor Agents. Each Agent may resign as Agent upon 30 days' notice to the Banks. If either Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of either Agent, such Agent may appoint, after consulting with the Banks and the Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall include such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 7 and Section 9.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Administrative Agent at the request of the Required Banks unless BofA shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.


                                   ARTICLE 8

                            CHANGE IN CIRCUMSTANCES


             SECTION 8.1. Basis for Determining Interest Rate Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing or Money Market LIBOR Borrowing:

             (a) the Administrative Agent is advised in good faith by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

             (b) in the case of a Committed Borrowing, Banks having 60% or more of the aggregate amount of the Commitments in good faith advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent will not fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

             SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until the circumstances giving rise to such suspension no longer exist (at which time such Bank shall so notify the Borrower and the Administrative Agent), the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

             SECTION 8.3. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Euro- Dollar

Loan or Letter of Credit or any obligation to make Euro-Dollar Loans or issue Letters of Credit or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans, its Letters of Credit or its obligation to issue or participate in any Letters or Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or issuing or participating in any Letters of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after written demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

             (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

             (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. Any Bank claiming compensation under this Section shall provide the Borrower with a certificate setting forth the additional amount or amounts to be paid to it hereunder and in reasonable detail the event or events entitling such Bank to compensation and the method of calculation of such compensation, which shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. If any Bank shall have successfully contested the change in law, rule, regulation, interpretation, administration, request or directive, as the case may be, for which the Borrower has paid any amount under this Section 8.3 and as result of such contest such Bank shall have received a refund of such amount (or any portion thereof), such Bank shall refund to the Borrower such amount or portion thereof, net of any costs incurred by such Bank with respect to such contest. Nothing in the immediately preceding sentence shall be construed to require any Bank to contest any such change. If any Bank claiming any increased cost or reduction has changed its Applicable Lending Office as provided in this subsection or the Borrower has elected that the provisions of Section 8.5 shall apply to such Bank, the calculation of such increased costs or reduction payable by the Borrower to such Bank pursuant to this Section for any date after the date such change in Applicable Lending Office or such election has been made shall take into account the effect of such change or election.

             SECTION 8.4. Taxes. (a) For the purposes of this Section 8.4(a), the following terms have the following meanings:

             "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note or under any Letter of Credit or any Letter of Credit Liability, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

             "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or under any Letter of Credit or any Letter of Credit Liability or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or under any Letter of Credit or any Letter of Credit Liability.

             (b) Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note or under any Letter of Credit or any Letter of Credit Liability shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, (iv) the Borrower shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, all additional amounts which such Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed and (v) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

             (c) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

             (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

             (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States solely as a result of such failure; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes or additional Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes or additional Taxes.

             (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the sole judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not disadvantageous to such Bank.

             SECTION 8.5. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until the circumstances giving rise to such suspension or demand for compensation no longer exist (at which time such Bank shall so notify the Borrower and the Administrative Agent):

             (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks); and

             (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

             SECTION 8.6. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.2 or
(ii) any Bank has demanded compensation under Section 8.3 or 8.4, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Note and assume the Commitment and Letter of Credit Liabilities of such Bank. Each such substitute bank must be acceptable to the Issuing Bank.



                                   ARTICLE 9

                                 MISCELLANEOUS


             SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agents, at the applicable address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective
(i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 and notices to the Issuing Bank under Article 2 shall not be effective until actually received by the Administrative Agent and the Issuing Bank at the addresses specified for the Administrative Agent and the Issuing Bank, respectively, pursuant to this Section.

             SECTION 9.2. No Waivers. No failure or delay by either Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

             SECTION 9.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agents and the Issuing Bank, including (without duplication) the fees and disbursements of special counsel for the Agents or the Issuing Bank and the allocated cost of inside counsel for the Administrative Agent and the Issuing Bank, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

             (b) The Borrower agrees to indemnify each Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, any of the Letters of Credit, or any of the Letter of Credit Liabilities or any actual or proposed use of proceeds of Loans hereunder (collectively, "Indemnified Liabilities"); provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

             SECTION 9.4. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or of the Letter of Credit Liabilities held by it,as the case may be, which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank or of the Letter of Credit Liabilities held by such other Bank, as the case may be, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks or in the Letter of Credit Liabilities held by the other Banks, as the case may be, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks or of the Letter of Credit Liabilities held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or in a Letter or Credit Liability, as the case may be, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

             SECTION 9.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of either Agent or the Issuing Bank are affected thereby, by such Agent or the Issuing Bank, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any obligation in addition to the obligations to which such Bank is subject hereunder on the Effective Date,
(ii) reduce the principal of or rate of interest on any Loan, the amount of any Letter of Credit Liability or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan, of any Letter of Credit Liability or any interest thereon or any fees hereunder or for any scheduled termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or of the Letter of Credit Liabilities, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

             SECTION 9.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

             (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans or Letter of Credit Liabilities. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Agents and the Issuing Bank, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Agents and the Issuing Bank shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), or (iii) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Bank shall be entitled to the benefits of Section 2.13 and Article 8 without regard to whether it has granted any participating interests, and that all amounts payable to a Bank for the account of a Participant under Section
2.13 and Article 8 shall be determined as if such Bank had not granted a participating interest to such Participant. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

             (c) Any Bank may at any time assign to one or more Eligible Assignees all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement (including its Letter of Credit Liabilities) and the Notes, and each such Eligible Assignee shall assume such rights and obligations, pursuant to an

Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Eligible Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, the Administrative Agent and the Issuing Bank; provided that if an Eligible Assignee is an Affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such instrument and payment by such Eligible Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Eligible Assignee, such Eligible Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Eligible Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. If the Eligible Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.

             (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

             (e) No Eligible Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section
8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

             (f) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent a copy of each Assignment and Assumption Agreement delivered to it and a record of the names and addresses of the Banks and the Commitments of and principal amounts of the Loans owing to, each Bank from time to time. Such record shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary or anything to the contrary in this Agreement. Any assignment of any Loan or other right or obligation hereunder shall be effective, in the absence of manifest error, only upon appropriate records with respect thereto being made by the Administrative Agent, notwithstanding anything to the contrary in this Agreement. Such records shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

             SECTION 9.7. Collateral. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

             SECTION 9.8. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles. Each Letter of Credit and the application(s) and agreement(s) relating thereto shall be governed by the laws of the State of California. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

             SECTION 9.9. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Documentation Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Documentation Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

             SECTION 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

             SECTION 9.11 Confidentiality. Each of the Agents and the Banks shall keep confidential any information provided by Borrower or any Subsidiary or Affiliate of the Borrower and clearly identified as confidential (including without limitation any credit rating (other than a "public rating") obtained from S&P or Moody's); provided that nothing herein shall prevent any Agent or any Bank from disclosing such information (i) to its officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made subject to the restrictions set forth in this Section, (ii) upon the order of a court or administrative agency, (iii) upon demand of any regulatory agency or authority having jurisdiction over such party and authority to compel disclosure of such information, (iv) which has become publicly available without breach of any agreement between the parties hereto, including this Agreement, (v) as necessary for the exercise of any remedy under this Agreement, (vi) subject to provisions similar to those contained in this Section, to any prospective Participant or Assignee, (vii) when required to do so in accordance with the provisions of any applicable law,
(viii) to the extent reasonably required in connection with any litigation or proceeding between the Borrower and any Agent, any Bank or their respective Affiliates or (ix) as to any Bank or any of its Affiliates, as expressly permitted under the terms of any document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with such Bank or such Affiliate.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         CISCO SYSTEMS, INC.



                                         By: /s/ Larry R. Carter
                                            ------------------------------
                                            Name: Larry R. Carter
                                            Title: Secretary/CFO
                                            Address: Cisco Systems, Inc.
                                                          170 West Tasman
                                                          Drive
                                                          San Jose, CA
                                                          95134
                                            Telephone: 408-526-8211
                                            Facsimile: 408-526-4545
                                            Attention: Chief Financial
                                                       Officer


                                         BANK OF AMERICA NATIONAL TRUST
                                           AND SAVINGS ASSOCIATION, as
                                           Administrative Agent



                                         By: /s/ Judith L. Kramer
                                             ------------------------------
                                             Name: Judith L. Kramer
                                             Title: Vice President
                                             Address: Agency Management Services
                                                      #5596
                                                      Bank of America National
                                                      Trust and Savings
                                                      Association
                                                      1455 Market Street
                                                      12th Floor
                                                      San Francisco, CA  94103
                                             Telephone: 415-953-2506
                                             Facsimile: 415-622-4894
                                             Attention: Judith L. Kramer



                                         BANK OF AMERICA NATIONAL TRUST
                                           AND SAVINGS ASSOCIATION, as
                                           Issuing Bank



                                         By: /s/ Stephen L. Parry
                                             ------------------------------
                                             Name: Stephen L. Parry
                                             Title: Vice President
                                             Address: 350 Lytton Avenue
                                                      2nd Floor
                                                      Palo Alto, CA  94301
                                             Telephone: 415-853-4625
                                             Facsimile: 415-853-4476
                                             Attention: Stephen Parry



                                         MORGAN GUARANTY TRUST COMPANY
                                           OF NEW YORK, as
                                           Documentation Agent



                                         By: /s/ Carl J. Mehldau, Jr.
                                             ------------------------------
                                             Name: Carl J. Mehldau, Jr.
                                             Title: Associate
                                             Address: J.P. Morgan
                                                      60 Wall Street
                                                      New York, NY  10260
                                             Telex: 177615 MGT UT
                                             Telephone: 212-648-7638
                                             Facsimile: 212-648-5014
                                             Attention: David Ellis


Commitments:

$22,000,000                              MORGAN GUARANTY TRUST
                                           COMPANY OF NEW YORK



                                         By: /s/ Carl J. Mehldau, Jr.
                                             ------------------------------
                                           Name: Carl J. Mehldau, Jr.
                                           Title: Associate



$22,000,000                              BANK OF AMERICA NATIONAL
                                           TRUST AND SAVINGS
                                           ASSOCIATION



                                         By: /s/ Stephen L. Parry
                                             ------------------------------
                                            Name: Stephen L. Parry
                                            Title: Vice President



$14,000,000                              ABN AMRO BANK N.V.



                                         By: /s/ Robin S. Yim
                                             ------------------------------
                                             Name: Robin S. Yim
                                             Title: Vice President


                                         By: /s/ Robert N. Hartinger
                                             ------------------------------
                                             Name: Robert N. Hartinger
                                             Title: Group Vice President



$14,000,0000                             DEUTSCHE BANK AG
                                           LOS ANGELES AND/OR
                                           CAYMAN ISLANDS BRANCHES



                                         By: /s/ Christine N. Lane
                                             ------------------------------
                                             Name: Christine N. Lane
                                             Title: Vice President


                                         By: /s/ J. Scott Jessup
                                             ------------------------------
                                             Name: J. Scott Jessup
                                             Title: Vice President



$14,000,000                              THE MITSUBISHI BANK, LTD.



                                         By: /s/ Hiroaki Fuchida
                                             ------------------------------
                                             Name: Hiroaki Fuchida
                                             Title: Vice President, Manager




$14,000,000                              THE SUMITOMO BANK, LIMITED
                                           SAN FRANCISCO BRANCH



                                         By: /s/ Yuji Harada
                                             ------------------------------
                                             Name: Yuji Harada
                                             Title: General Manager


                                         By: /s/ Herman White Jr.
                                             ------------------------------
                                             Name: Herman White Jr.
                                             Title: Vice President


_____________
Total:
$100,000,000

                                                                EXHIBIT A - Note



                                      NOTE



                                                              New York, New York
                                                            ___________ __, 199_




             For value received, CISCO SYSTEMS, INC., a California corporation (the "Borrower"), promises to pay to the order of ______________________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Agency Management Services #5596, Bank of America National Trust and Savings Association, 1455 Market Street, 12th Floor, San Francisco, California.

             All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

             This note is one of the Notes referred to in the Credit Agreement dated as of May 22, 1995 among Cisco Systems, Inc., the banks listed on the signature pages thereof, Bank of America National Trust and Savings Association, as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and Bank of America National Trust and Savings Association, as Issuing Bank (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.


                                               CISCO SYSTEMS, INC.




                                               By____________________
                                                 Name:
                                                 Title:

                        LOANS AND PAYMENTS OF PRINCIPAL


__________________________________________________________________________

         Amount            Type       Amount of
           of               of        Principal      Maturity     Notation
Date      Loan             Loan         Repaid         Date        Made By
__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

                                          EXHIBIT B - Money Market Quote Request



                       Form of Money Market Quote Request



                                                                          [Date]




To:              Bank of America National Trust and Savings
                 Association (the "Administrative Agent")

From:            Cisco Systems, Inc.

Re: Credit Agreement (the "Credit Agreement") dated as of May 22, 1995 among Cisco Systems, Inc., the Banks listed on the signature pages thereof, the Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and Bank of America National Trust and Savings Association, as Issuing Bank

                 We hereby give notice pursuant to Section 2.3 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):


Date of Borrowing:  __________________

Principal Amount(1)                          Interest Period(2)
----------------                             ---------------
$

____________________

     (1) Amount must be $5,000,000 or a larger multiple of $1,000,000.

     (2) Not less than one month (LIBOR Auction) or not less than 14 days or more than 366 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period. No more than three different Interest Periods.

                 Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

                 Terms used herein have the meanings assigned to them in the Credit Agreement.


                                         CISCO SYSTEMS, INC.



                                         By_______________________________
                                           Name:
                                           Title:

                                  EXHIBIT C - Invitation for Money Market Quotes


                   Form of Invitation for Money Market Quotes



To:      [Name of Bank]

Re:      Invitation for Money Market Quotes to [Name of Borrower] (the
         "Borrower")


                 Pursuant to Section 2.3 of the Credit Agreement dated as of May 22, 1995 among Cisco Systems, Inc., the Banks parties thereto, the undersigned, as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and Bank of America National Trust and Savings Association, as Issuing Bank, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):


Date of Borrowing:  __________________

Principal Amount                              Interest Period
----------------                              ---------------
$


                 Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

                 Please respond to this invitation by no later than [1:00 P.M.] [9:30 A.M.] (San Francisco, California time) on [date].

                                                  BANK OF AMERICA NATIONAL TRUST
                                                     AND SAVINGS ASSOCIATION,
                                                     as Administrative Agent


                                                   By______________________
                                                      Authorized Officer

                                                  EXHIBIT D - Money Market Quote


                           Form of Money Market Quote


To: Bank of America National Trust and Savings Association, as Administrative Agent

Re:      Money Market Quote to [Name of Borrower] (the "Borrower")

         In response to your invitation on behalf of the Borrower dated _____________, 19__, we hereby make the following Money Market Quote on the following terms:

1.   Quoting Bank:  ________________________________
2.   Person to contact at Quoting Bank:

     _____________________________
3.   Date of Borrowing: ____________________*
4. We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal  Interest   Money Market
Amount**   Period***  [Margin****]  [Absolute Rate*****]
--------   ---------  ------------  --------------------
$

$


         [Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $____________.]**

__________

*  As specified in the related Invitation.
** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the

                      (notes continued on following page)

                 We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of May 22, 1995 among Cisco Systems, Inc., the Banks listed on the signature pages thereof, yourselves, as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and Bank of America National Trust and Savings Association, as Issuing Bank irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.


                                                   Very truly yours,

                                                   [NAME OF BANK]


Dated:_______________                              By:__________________________
                                                      Authorized Officer



__________
amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.
*** Not less than one month or not less than 14 days or more than 365 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
**** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".
***** Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

                                 EXHIBIT E - Opinion of Counsel for the Borrower


                                   OPINION OF
                            COUNSEL FOR THE BORROWER


                                                         ________________,  199_


To the Banks and the Agents Referred
  to Below
c/o Morgan Guaranty Trust Company of New York,
      as Documentation Agent
60 Wall Street
New York, New York  10260-0060


Ladies and Gentlemen:

                 Pursuant to Section 3.1(b) of the Credit Agreement (the "Credit Agreement") dated as of May 22, 1995 among Cisco Systems, Inc., a California corporation (the "Borrower"), the Banks listed on the signature pages thereof and Bank of America National Trust and Savings Association, as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and Bank of America National Trust and Savings Association, as Issuing Bank, we are giving our opinion as counsel for the Borrower on certain matters set forth below. Capitalized terms used in this opinion that are not defined herein have the same meanings given to such terms in the Credit Agreement.

                 In order to render this opinion we have examined the following:

         (1)     The Credit Agreement and the Notes.

         (2) A copy of the Borrower's Articles of Incorporation, as certified by the office of the California Secretary of State on May __, 1995 (the "Articles").

         (3) A copy of the Borrower's Bylaws, as amended through ______________, as certified by the Secretary of the Borrower (the "Bylaws").

         (4) A copy of the minutes of the organizational meeting of the Borrower's Board of Directors dated March 10, 1985.

         (5) A copy of the minutes of the meeting of the Board of Directors of the Borrower dated as of January 31, 1995 approving the execution and delivery by the Borrower of the Credit Agreement and the Notes and the performance by the Borrower of its obligations thereunder.

         (6) A Management Certificate addressed to us and dated of even date herewith executed by the Borrower (the "Management Certificate").

         (7) A Certificate of Status regarding the Borrower issued by the California Secretary of State dated May __, 1995 and a letter from the California Franchise Tax Board dated May __, 1995 to the effect that the Borrower is in good standing with respect to its California franchise tax filings and has no known unpaid franchise tax liability to the California Franchise Tax Board.

         (8) The following documents which the Borrower has informed us are all of the documents governing Material Financial Obligations (the "Reviewed Agreements"):

                 (A) Pledge Agreement between the Borrower, The Hongkong and Shanghai Banking Corporation Limited ("Hongkong") and the Sumitomo Bank, Limited ("Sumitomo") dated May 20, 1993, as amended May 20, 1993 and May 19, 1994;

                 (B) Lease by and between the Borrower, as tenant, and Sumitomo Bank Leasing and Finance, Inc. ("SBLF"), as landlord dated May 20, 1993 and amended May 19, 1994;

                 (C) Lease by and between the Borrower, as tenant, and SGA Development Partnership, Ltd ("SGA"), as landlord dated February 25, 1993, as amended May 20, 1993 and May 19, 1994;

                 (D) Security Agreement by and between SGA and the Borrower for the benefit of SBLF dated May 20, 1993 and amended May 19, 1994;

                 (E) Security Agreement by and between SGA, SBLF and the Borrower for the benefit of Sumitomo and Hongkong dated May 20, 1993 and amended May 19, 1994;

                 (F)      The Credit Agreement and the Notes;

                 (G) Agreement between Cisco and Sumitomo Bank Leasing and Finance, Inc. ("Sumitomo") dated June 14, 1994;

                 (H) Ground Lease between Cisco and Sumitomo dated July 11, 1994, as amended August 12, 1994;

                 (I) Lease [Building] between Cisco and Sumitomo dated August 12, 1994;

                 (J) Third Party Pledge Agreement dated July 11, 1994 by Cisco in favor of Union Bank of Switzerland;

                 (K) Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing between Cisco, Chicago Title Company and Sumitomo dated August 12, 1994;

         (9) A certificate executed by the Borrower's Secretary dated May __, 1995 (the "Secretary's Certificate").

         (10) An Incumbency Certificate executed by the Borrower's Executive Vice-President and the Borrower's Secretary (the "Incumbency Certificate").

                 In connection with this opinion we have not examined any documents other than those expressly referred to above and have not made any factual investigation except for our review of the documents and notices expressly referred to above and, with respect to the opinion expressed in paragraph 4 below, our discussions with management of the Borrower regarding the subject matter of such opinion, and we have assumed, based solely upon the Borrower's representations to us and the Secretary's Certificate, that neither the Borrower nor its assets is a party to, bound by or subject to any agreement or instrument which, if known by us, would change any conclusion stated in this opinion. By way of illustration and not limitation, we have not examined, and we express no opinion with respect to, any documents other than the Reviewed Agreements, exclusive of any documents ancillary to the Reviewed Agreements, including without limitation any letter of credit, security agreement, extension of credit, promissory note or guaranty that has been or may be executed in connection with the Credit Agreement (other than the Notes) or any of the other Reviewed Agreements.

                 In our examination of documents for purposes of this opinion, we have assumed, based solely upon the Borrower's representations to us and the Secretary's Certificate and Incumbency Certificate, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any agreements or other documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We did not witness the execution or delivery by the Borrower of the Credit Agreement and the Notes and are not familiar with the handwriting of the officer executing the Credit Agreement and the Notes. We have reviewed copies of the signature pages of the Credit Agreement and the Notes delivered to us, and we have been advised by the President or Chief Financial Officer of the Borrower or his designated agent that he has duly executed and delivered the Credit Agreement and the Notes for and on behalf of the Borrower and have assumed the due execution and delivery of the Credit Agreement by the Borrower for purposes of rendering the opinions herein.

                 As used in this opinion, the phrases "to our knowledge" or "known to us" refer only to the actual knowledge of the attorneys currently in this firm who have rendered legal services to the Borrower and mean that, while such attorneys have not been informed by the Borrower that the matters stated are factually incorrect and have no actual knowledge that the matters stated are factually incorrect, we have made no independent investigation of such matters other than our examination of the documents expressly referred to in the second paragraph of this letter and, with respect to the opinion expressed in paragraph 4 below, discussions with management of the Borrower regarding the subject matter of such opinion. However, nothing has been brought to our attention by Borrower to make us believe such a statement was incorrect.

                 As to matters of fact relevant to this opinion, we have relied solely upon: (i) our examination of the documents referred to in the second paragraph of this letter, and we have assumed the current accuracy and completeness of the information obtained from public officials and records and reports of professional filing service companies (if any) including in the documents referred to above, (ii) representations and warranties made by representatives of the Borrower to us, including without limitation those set forth in the Management Certificate and the representations and warranties made by the Borrower in the Credit Agreement. We have made no independent investigations or other attempts to verify the accuracy of any of such information, representations, warranties or other facts as represented by the Borrower or to verify the existence or non-existence of any other factual matters; however, we are not aware of any facts that would lead us to believe that any of the opinions expressed herein are not accurate.

                 For the purposes of this opinion, we have also assumed: (a) that the Banks and the Agents have all requisite power and authority, and have taken any and all action, necessary for the due authorization by them of the execution, delivery and performance by them of the Credit Agreement and all agreements, other documents and transactions to be entered into pursuant to the Credit Agreement and the performance by them of all their obligations under the Credit Agreement and such other agreements; (b) that the Credit Agreement is the legal, valid and binding obligation of each of the Banks and the Agents enforceable against it in accordance with its terms; and (c) the current accuracy and completeness of all representations and warranties made by the Banks and the Agents in the Credit Agreement and in all agreements to be entered into in connection therewith.

                 The opinion expressed in paragraph 3 below is qualified by and is subject to, and we render no opinion with respect to, the limitations and exceptions to the enforceability of contracts and obligations generally, including, without limitation: (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, bulk sales, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors generally; (b) the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law, and the effect of public policy; (c) the enforceability of any waivers or releases of rights by the Borrower in the Credit Agreement or the documents ancillary thereto, to the extent any of such waivers or releases is not enforceable under applicable law; (d) the effect of Section 1670.5 of the California Civil Code and of California court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where (i) the breach of such covenants or provisions imposes restrictions or burdens upon the other party and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the party seeking to enforce such provisions or (ii) the enforcement of such covenants or provisions under the circumstances would violate the implied covenant of good faith and fair dealing; and (e) any implied duty or covenant of good faith and fair dealing which the Bank may have or be subject to.

                 We also advise you that a California court may limit the right of a lender to exercise remedies or impose penalties for late payment or other default if it is determined that the default is not material, the remedies or penalties bear no reasonable relation to the damage suffered by the lender as a result of the default or it cannot be demonstrated that the enforcement of the remedies or penalties is reasonably necessary for the protection of the lender. We assume that the Credit Agreement and any Loans made thereunder are not and will not be secured by any security interest in any property of Borrower or its Subsidiaries.

                 In rendering the opinion expressed in paragraph 3 below, we have assumed with your consent and without independent investigation: (a) that each Bank is a bank organized or licensed under and pursuant to the laws of the United States or a State thereof and is exempt from the usury laws of the State of California; and (b) that the Borrower is not insolvent and by executing and delivering the Credit Agreement and the Notes will not become insolvent.

                 In rendering the opinions expressed in paragraphs 2 and 4 below, we have relied solely on representations made to us by the Borrower, and we have not caused the search of any docket of any court, tribunal, agency or similar authority or any other search. To date, we have represented the Borrower only on discrete and specific matters involving international tax, and certain transactional and corporate issues and have not acted as general corporate counsel to the Borrower, nor have we been engaged to represent the Borrower in connection with any litigation, administrative hearing, arbitration or other proceeding.

                 We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the State of California and the existing federal laws of the United States of America. Although pursuant to their terms the Credit Agreement and the Notes are governed by the laws of the State of New York, we have, with your consent, opined herein regarding the Credit Agreement and the Notes are as if they were to be governed under the internal laws of the State of California applicable to contracts entered into between California residents and entirely performed in California. Accordingly we render no opinion regarding the Credit Agreement and the Notes are to the extent that they may be evaluated by a court or other tribunal applying the laws of any jurisdiction other than such laws of the State of California.

                 We also call your attention to the fact that under various reports published by committees of the State Bar of California, certain assumptions, qualifications and exceptions are implicit in opinions of lawyers. Although we have expressly set forth certain assumptions, qualifications and exceptions herein, we are not limiting or omitting any others set forth in the various reports or otherwise deemed standard by practice for lawyers in California such as the 1990 California Opinion Reports published by the State Bar of California.

                 In rendering the opinions below, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matters.

                 Based upon the foregoing, and subject to all the assumptions, limitations and qualifications referred to herein, it is our opinion that:

1. The Borrower has been duly incorporated and is validly existing in good standing, under the laws of the State of California.

2. The execution, delivery, and performance by the Borrower of the Credit Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Borrower, and do not and will not (assuming no change in the Articles or Bylaws, in the Credit Agreement and the Notes or in the Reviewed Agreements) conflict with or result in a violation of the Articles or Bylaws, the Reviewed Agreements, or, to our knowledge, any law to which the Borrower is subject.

3. The Credit Agreement and each Note is a legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

4. To our knowledge, there is no litigation, administrative or other governmental proceeding, or arbitration proceeding pending, or threatened in writing, against or affecting the Borrower, the adverse determination of which would result in a Material Adverse Effect.

                 This opinion is intended solely for the use of the Banks and the Agents (and for the use of Participants and Assignees) for the purpose of the above transaction, and is not to be used or relied upon by any Bank or Agent (or any Participants or Assignees) for any other purpose or made available to or used or relied upon by any other persons or entities, without our prior written consent. We assume no obligation to advise you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention, whether or not they would affect or modify any of the opinions expressed herein.

                                               Very truly yours,



                                           [COUNSEL FOR THE BORROWER]

                            EXHIBIT F - Opinion of Special Counsel for the Agent


                                   OPINION OF
                     DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                                  FOR THE AGENTS



                                                         ________________,  199_


To the Banks and the Agents
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Documentation Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

                 We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of May 22, 1995 among Cisco Systems, Inc., a Delaware corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks"), Bank of America National Trust and Savings Association, as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent (the "Agent") and Bank of America National Trust and Savings Association, as Issuing Bank , and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to
Section 3.1(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

                 We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

                 We have assumed that the execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within its corporate powers and have been duly authorized by all necessary action.

                 Upon the basis of the foregoing, we are of the opinion that the Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

                 We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

                 This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                                                   Very truly yours,

                                 EXHIBIT G - Assignment and Assumption Agreement



                      ASSIGNMENT AND ASSUMPTION AGREEMENT




             AGREEMENT dated as of ____, 1995 among [NAME OF ASSIGNOR] (the "Assignor"), [NAME OF ASSIGNEE] (the "Assignee"), CISCO SYSTEMS, INC. (the "Borrower"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Administrative Agent and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Issuing Bank (the "Issuing Bank").

             WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of May 22, 1995 among the Borrower, the Assignor and the other Banks party thereto, as Banks, the Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and the Issuing Bank (as amended from time to time, the "Credit Agreement");

             WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and to participate in Letters of Credit issued for the account of the Borrower such that the aggregate principal amount of such Loans outstanding at any time plus the Letter of Credit Liabilities of the Assignor outstanding at any time shall not exceed $__________;

             WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof;

             WHEREAS, Letter of Credit Liabilities of the Assignor in the amount of $__________ are outstanding at the date hereof; and

             WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Committed Loans and Letter of Credit

Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

             NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

             SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

             SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor outstanding at the date hereof and of the Letter of Credit Liabilities of the Assignor outstanding on the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower, the Agents and the Issuing Bank] and the payment of the amounts specified in Section 3 required to be paid on the date hereof
(i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

             SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.(1) It







     (1) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate is understood that commitment and/or facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

             [SECTION 4.      Consent of the Borrower, the Administrative Agent
and the Issuing Bank. This Agreement is conditioned upon the consent of the Borrower, the Administrative Agent and the Issuing Bank pursuant to Section 9.6(c) of the Credit Agreement. The execution of this Agreement by the Borrower, the Administrative Agent and the Issuing Bank is evidence of this consent. Pursuant to Section 9.6(c), the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

             SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

             SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

             SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be




____________________
case to specify these amounts generically or by formula rather than as a fixed sum.

an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                               [NAME OF ASSIGNOR]


                                               By_________________________
                                                 Name:
                                                 Title:



                                               [NAME OF ASSIGNEE]


                                               By__________________________
                                                 Name:
                                                 Title:



                                               [CISCO SYSTEMS, INC.


                                               By__________________________
                                                 Name:
                                                 Title:]


                                          [BANK OF AMERICA NATIONAL TRUST
                                            AND SAVINGS ASSOCIATION, as
                                            Administrative Agent


                                               By__________________________
                                                 Name:
                                                 Title:]

                                               [BANK OF AMERICA NATIONAL TRUST
                                                 AND SAVINGS ASSOCIATION, as
                                                 Issuing Bank


                                               By__________________________
                                                 Name:
                                                 Title:]